Exhibit 99.1

Geron Appoints Audit Committee Members

MENLO PARK, Calif.--(BUSINESS WIRE)--February 11, 2009--Geron Corporation (Nasdaq:GERN) today announced the appointment of Patrick J. Zenner, a current member of the Board of Directors, to the Audit Committee. Also, the Board of Directors appointed Mr. Edward V. Fritzky, currently a member of the Audit Committee, to Chairman of the Audit Committee and has determined that Mr. Fritzky is a financial expert as required.

Nasdaq Marketplace Rule 4350 requires a company listed on the Nasdaq Global Market to have an audit committee with at least three members, all of whom must be independent. Since the resignation of Mr. John P. Walker from the Board, the Audit Committee has had only two members. Consequently, on February 9, 2009, the Company received a Nasdaq Staff Deficiency Letter stating that the Company was not in compliance with the Nasdaq audit committee requirement. With Mr. Zenner’s appointment to the Audit Committee, the Company is now in compliance with Rule 4350.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem (hESC) cell-based therapeutics. The company has received FDA clearance to begin the world’s first human clinical trial of a hESC-based therapy: GRNOPC1 for acute spinal cord injury. For more information, visit www.geron.com.

CONTACT:
Geron Corporation
Anna Krassowska, 650-473-7765
Investor and Media Relations
info@geron.com